Exhibit 2.1

MERGER AGREEMENT

This MERGER AGREEMENT (including all exhibits and schedules hereto, this “Agreement”) is made and entered on February 1, 2011 by and among RLJ Lodging Fund II, L.P., a Delaware limited partnership (the “Main Fund”), RLJ Lodging Fund II (PF #1), L.P., a Delaware limited partnership (the “Parallel Fund” and, together with the Main Fund, the “Funds” and each individually, a “Fund”), RLJ Lodging Trust, a Maryland real estate investment trust (“New REIT”), and RLJ Capital Partners II, LLC, a Delaware limited liability company (the “General Partner”).

RECITALS

A.                                   All capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.

B.                                     RLJ Capital Partners III, LLC, a Delaware limited liability company and an Affiliate of the General Partner, is the general partner of (i) RLJ Real Estate Fund III, L.P., a Delaware limited partnership (the “Other Main Fund”), and (ii) RLJ Real Estate Fund III (PF #1), L.P., a Delaware limited partnership (the “Other Parallel Fund” and, together with the Other Main Fund, the “Other RLJ Funds”).  Each of the Funds and the Other RLJ Funds are sometimes individually referred to as an “Aggregate Fund” and collectively they are sometimes referred to as the “Aggregate Funds.”

C.                                     (i) The Main Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Lodging II REIT, LLC, a Delaware limited liability company (the “Main Subsidiary REIT”); (ii) the Parallel Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Lodging II REIT (PF #1), LLC, a Delaware limited liability company (the “Parallel Subsidiary REIT”); (iii) the Other Main Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Real Estate III REIT, LLC, a Delaware limited liability company (the “Other Main Subsidiary REIT”); and (iv) the Other Parallel Fund owns all of the outstanding limited liability company interests (other than 125 Preferred Units) in RLJ Real Estate III REIT (PF #1), LLC, a Delaware limited liability company (the “Other Parallel Subsidiary REIT” and, together with the Main Subsidiary REIT, the Other Main Subsidiary REIT and the Parallel Subsidiary REIT, the “Old REITs”).

D.                                    Each of the Old REITs has elected to be taxed as a corporation and as a “real estate investment trust” for federal income tax purposes pursuant to Section 856, et. seq. of the Code, and prior to the consummation of the transactions contemplated by this Agreement, the New REIT will have elected to be taxed as a corporation for federal income tax purposes.

E.                                      The Consolidation Transactions relate to the proposed initial public offering (the “IPO”) of the New REIT Shares, following which New REIT will operate as a self-administered and self-managed real estate investment trust under the applicable provisions of the Code.

F.                                      In accordance with applicable state Law for each of the Funds, each Fund may be merged with another entity, subject to the requisite approvals as provided in applicable state Law and the Organizational Documents of each Fund.

G.                                     The Aggregate Funds and RLJ Development, LLC, a Delaware limited liability company (“RLJ Development”), have determined that it is in their respective best interests (i) that the Funds be merged with and into New REIT, with New REIT surviving the merger on the terms and subject to the conditions hereinafter set forth, and (ii) that (A) the Other RLJ Funds be merged with and into New REIT on the terms and subject to the conditions set forth in the applicable merger agreement, with New REIT surviving the merger and (B) RLJ Development transfer substantially all of its assets and liabilities to a subsidiary of New REIT, each on the terms and subject to the conditions set forth in the applicable merger agreements or contribution agreement (each of the transactions described in (i) and (ii)(A) above, a “Primary Fund Merger,” the transaction described in (ii)(B) above, the “RLJ Merger,” and, collectively, the “Primary Mergers”).

H.                                    Immediately following the Primary Mergers, and as an integrated step with the Primary Fund Mergers, New REIT shall cause each Old REIT to merge with and into New REIT, with New REIT surviving each of the mergers (each, a “Secondary Merger” and, collectively, the “Secondary Mergers,” and the Secondary Mergers together with the Primary Mergers, the “Integrated Mergers”). Each of the Preferred Units will be cancelled in exchange for cash in the Secondary Mergers, and all of the remaining limited liability company interests in the Old REITs held by the applicable Fund or Other RLJ Fund will be cancelled for no consideration.

I.                                         The Aggregate Funds and RLJ Development intend that the Primary Fund Mergers and the Secondary Mergers constitute integrated steps in a single plan and that the Primary Fund Mergers and Secondary Mergers constitute a reorganization of each of the Old REITs under section 368(a)(1)(A) of the Code, coupled with a liquidation of each of the Aggregate Funds for federal income tax purposes.

J.                                        Following the Integrated Mergers, New REIT will continue to conduct the business previously conducted by each of the Old REITs and RLJ Development.

K.                                    The board of trustees of New REIT has determined that it is advisable and in the best interest of New REIT to proceed with the Integrated Mergers, and the board of trustees of New REIT has approved and authorized the Integrated Mergers, and has obtained any necessary shareholder approval, in accordance with Maryland REIT Law and New REIT’s declaration of trust.

L.                                      The General Partner, as general partner of each Fund, has determined in accordance with the standard of conduct required of it under each Fund’s Organizational Documents to proceed with the Integrated Mergers on the terms described in this Agreement and has approved and authorized this Agreement and the transactions contemplated hereby.

M.                                 The sole manager of each of the Old REITs has determined in accordance with the standard of conduct required of it under such Old REIT’s Organizational Documents to proceed with the Integrated Mergers in accordance with the Delaware Limited Liability Company Act and such Old REIT’s operating agreement and has approved and authorized the Secondary Mergers.

N.                                    The Funds and the Other RLJ Funds have obtained the requisite approvals of their advisory boards and interest holders (and lenders, as applicable) to the Integrated Mergers and the applicable Consolidation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE PRIMARY MERGERS

Section 1.1                                      The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, the Funds shall be merged with and into New REIT (the “Merger”), whereby the separate existence of the Funds shall cease, and New

REIT shall continue its existence under Maryland Law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.2                                      Effective Time.  Subject to and upon the terms and conditions of this Agreement, after (i) the execution by New REIT of an underwriting agreement, by and among New REIT and certain underwriters set forth therein, pursuant to which New REIT will issue and sell shares in the IPO and (ii) the satisfaction or waiver of the conditions set forth in Article 9, but prior to the closing of the IPO, the parties hereto will cause to be executed and filed certificates or articles of merger or similar documents with respect to the Merger (the “Certificates of Merger”) as may be required by applicable Laws in each jurisdiction applicable to New REIT and the Funds.  Each Certificate of Merger shall provide that the respective Primary Fund Merger shall become effective upon filing or at such later date and time set forth in such Certificate of Merger that is not more than thirty (30) days after the acceptance of the Certificate of Merger by the applicable authority for record, but in any event prior to the closing of the IPO (the “Effective Time”).

Section 1.3                                      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and applicable Laws.

Section 1.4                                      Organizational Documents.  At the Effective Time, (i) New REIT’s declaration of trust, as in effect immediately prior to the Effective Time (the “New REIT Charter”), shall be the charter of the Surviving Entity until thereafter amended as provided therein or in accordance with the Maryland REIT Law, and (ii) the bylaws of New REIT, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or in accordance with the Maryland REIT Law.

Section 1.5                                      Conversion of Interests.

(a)                                  Subject to the terms and conditions contained herein, each Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger, New REIT Shares or cash pursuant to and as calculated in this Section 1.5.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, each Participant’s Interests shall be converted automatically into shares of New REIT (each, a “New REIT Share”) or cash with a value equal to the proportionate value represented by such Participant’s Interests, calculated pursuant to Section 1.5(c) (individually and collectively referred to as the “Merger Consideration”), in each case, which the Company shall deliver to the Participants immediately upon Closing.

(c)                                  Subject to the Sections 1.9 and 2.2(c), the number of New REIT Shares or amount of cash constituting the Merger Consideration to be paid to a Participant on account of all of such Participant’s Interests shall be calculated as follows:

(i)                                     Each Limited Partner that is an Eligible Investor shall receive a number of New REIT Shares equal to taking (A) the product which results from (1) multiplying the Combined LP Share by (2) the Distributable Equity Value, and dividing it by (B) the IPO Price, and then multiplying the result by (C) the Individual LP Share, rounded down to the nearest whole share.

(ii)                                  The General Partner shall receive a number of New REIT Shares equal to taking (A) the product which results from (1) multiplying the GP Share by (2) the Distributable Equity Value, and dividing it by (B) the IPO Price, rounded down to the nearest whole share.

(iii)                               Each Limited Partner that is not an Eligible Investor shall receive an amount of cash equal the product of (A) the Combined LP Share, multiplied by (B) the Distributable Equity Value, multiplied by (C) the Individual LP Share.

(d)                                 No fractional New REIT Shares, or cash in lieu of fractional New REIT Shares, will be issued in the Primary Mergers.

Section 1.6                                      Cancellation and Retirement of the Interests.  From and after the Effective Time, the Interests shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Interests shall thereafter cease to have any rights as a partner of, or obligations to, either Fund, except the right to receive the Merger Consideration applicable thereto and any obligations expressly set forth herein.

Section 1.7                                      Calculation of Merger Consideration.  As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, New REIT, and, absent manifest error, shall be final and binding upon the Participants.

Section 1.8                                      Transaction Costs.  If the Closing occurs, all transaction costs and expenses of New REIT and the RLJ Entities in connection with the Consolidation Transactions and the IPO, which include, but are not limited to, all fees of professionals and underwriting discounts and commissions (collectively, the “Costs”), will be borne among all Participants and holders of equity interests in the Other RLJ Funds and RLJ Development, pro rata according to consideration received in the applicable Primary Merger.  If the Closing does not occur for any reason, the Aggregate Funds shall share, pro rata based on the total asset value of each Aggregate Fund as of January 21, 2011, the Costs.  Upon termination of this Agreement, each Fund will pay to New REIT an amount equal to (a) the Costs, multiplied by (b) such Fund’s Cost Sharing Percentage.

Section 1.9                                      Holdback Fund.  Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, New REIT shall retain from the Merger Consideration and place into a segregated escrow fund to satisfy the indemnification obligations pursuant to Article 10, (a) from the General Partner and each Limited Partner receiving New REIT Shares in the Merger pursuant to Section 1.5(c)(i), a number of New REIT Shares, rounded down to the nearest whole share, equal to (i) the Holdback Percentage, times (ii) the number of New REIT Shares to be issued to such Person pursuant to Sections 1.5(c)(i) and 1.5(c)(ii) (all such shares, the “Holdback Shares”) and (b) from each Limited Partner receiving cash in the Merger pursuant to Section 1.5(c)(iii), an amount of cash equal to (i) the Holdback Percentage, times (ii) the aggregate amount of cash to be issued to such Limited Partner pursuant to Section 1.5(c)(iii) (all such, the “Holdback Cash” and, together with the Holdback Shares, the “Holdback Fund”).

ARTICLE 2.
CLOSING; TERM OF AGREEMENT

Section 2.1                                      Closing.  Unless this Agreement shall have been terminated pursuant to Section 2.5, and subject to the satisfaction or waiver of the conditions in Article 9, the Effective Time and the closing of the other transactions contemplated by this Agreement shall occur concurrently with or immediately prior to the IPO (the “Closing” or the “Closing Date”).  The Closing shall take place at the offices of Hogan Lovells US LLP, located at Columbia Square, 555 Thirteenth Street, NW, Washington, DC or such other place as determined by New REIT in its sole discretion.  The Closing and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.2                                      Payment of Merger Consideration.

(a)                                  As soon as reasonably practicable after the Effective Time, the Surviving Entity shall deliver to each Participant the Merger Consideration payable to such Person, subject to Section 1.9, in the amounts and form provided in Section 1.5 hereof.

(b)                                 Legend.  Any certificate representing New REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SHARES OF BENEFICIAL INTEREST REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES EXCEPT PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP, CONSTRUCTIVE OWNERSHIP AND TRANSFER.  SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE TRUST’S DECLARATION OF TRUST, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN COMMON SHARES OF THE TRUST IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON SHARES OF THE TRUST; (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN PREFERRED SHARES OF THE TRUST IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE TOTAL OUTSTANDING PREFERRED SHARES OF THE TRUST OF SUCH CLASS OR SERIES; (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; (IV) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST THAT WOULD RESULT IN THE TRUST OWNING (DIRECTLY OR INDIRECTLY) AN INTEREST IN A TENANT THAT IS DESCRIBED IN SECTION 856(D)(2)(B) OF THE CODE IF THE INCOME DERIVED BY THE TRUST (EITHER DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE PARTNERSHIPS OR LIMITED LIABILITY COMPANIES) FROM SUCH TENANT FOR THE TAXABLE YEAR OF THE TRUST DURING WHICH SUCH DETERMINATION IS BEING MADE WOULD REASONABLY BE EXPECTED TO EQUAL OR EXCEED THE LESSER OF (I) ONE PERCENT (1%) OF  THE TRUST’S GROSS INCOME (AS DETERMINED FOR PURPOSES OF SECTION 856(C) OF THE CODE), OR (II) AN AMOUNT THAT WOULD CAUSE THE TRUST TO FAIL TO SATISFY ANY OF THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE OR (B) ANY MANAGER OR OPERATOR OF A “QUALIFIED LODGING FACILITY,” WITHIN THE MEANING OF SECTION 856(D)(9)(D) OF THE CODE, LEASED BY THE TRUST (OR ANY SUBSIDIARY OF THE TRUST) TO ONE OF ITS TAXABLE REIT SUBSIDIARIES WITH RESPECT TO THE TRUST FAILING TO QUALIFY AS AN “ELIGIBLE INDEPENDENT CONTRACTOR,” WITHIN THE MEANING OF SECTION 856(D)(9)(A) OF THE CODE, IN EITHER CASE IF THE INCOME DERIVED BY THE TRUST FROM SUCH TENANT OR SUCH TAXABLE REIT SUBSIDIARY, TAKING INTO ACCOUNT ANY OTHER INCOME OF THE TRUST THAT WOULD NOT QUALIFY UNDER THE GROSS INCOME REQUIREMENTS OF SECTION 856(C) OF THE CODE, WOULD CAUSE THE TRUST TO FAIL TO SATISFY ANY OF SUCH GROSS INCOME REQUIREMENTS; AND (V) NO PERSON MAY TRANSFER SHARES OF THE TRUST IF

SUCH TRANSFER WOULD RESULT IN SHARES OF THE TRUST BEING OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE). ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS, TRANSFERS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE TRUST IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST.  IF CERTAIN OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ABOVE ARE VIOLATED, THE SHARES OF THE TRUST REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE TRUST MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.  A PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES IN VIOLATION OF THE OWNERSHIP LIMITATIONS DESCRIBED ABOVE SHALL HAVE NO CLAIM, CAUSE OF ACTION OR ANY RECOURSE WHATSOEVER AGAINST A TRANSFEROR OF SUCH SHARES.  ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST OF THE TRUST, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF THE TRUST ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE TRUST AT ITS PRINCIPAL OFFICE.

(c)                                  Abandoned Property.  The Surviving Entity shall not be liable to any Participant for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3                                      Tax Withholding.  New REIT shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any Participant such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Interest in respect of which such deduction and withholding was made.

Section 2.4                                      Further Action.  If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the Aggregate Funds acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Primary Mergers or otherwise to carry out this Agreement, the Surviving Entity, as successor by merger, shall be authorized to execute and deliver, in the name and on behalf of any Aggregate Fund or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of any Aggregate Fund or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.5                                      Term of the Agreement.  This Agreement shall terminate automatically if the Primary Mergers shall not have been consummated on or prior to September 30, 2011.

Section 2.6                                      Effect of Termination.  If this Agreement is terminated for any reason prior to the Effective Time, the Primary Mergers shall not be consummated and all obligations on the part of each party under this Agreement shall terminate, except that the obligations set forth in Section 1.8 and this Section 2.6 shall survive, and no party shall have any liability to any party with respect to any claim arising out of this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF NEW REIT

Except as set forth in the registration statement on form S-11 of New REIT for the IPO (the “Registration Statement”), New REIT hereby represents and warrants to the Funds as follows:

Section 3.1                                      Organization; Authority.  New REIT has been duly formed and is validly existing and in good standing under the Laws of the State of Maryland and has all requisite power and authority to enter into this Agreement and the other Consolidation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.2                                      Due Authorization.  The execution, delivery and performance of this Agreement and the other Consolidation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of New REIT pursuant to this Agreement or the other Consolidation Transaction Documentation) by New REIT will have been duly and validly authorized by all necessary actions required of New REIT prior to the Closing.  This Agreement, the other Consolidation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of New REIT pursuant to this Agreement or the other Consolidation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of New REIT, enforceable against New REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3                                      Consents and Approvals.  Except for the filing of the Certificates of Merger in accordance with Section 1.2 hereof or in connection with the IPO and the consummation of the other Consolidation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by New REIT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.4                                      No Violation.  None of the execution, delivery or performance of this Agreement, the other Consolidation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) New REIT’s Organizational Documents, (b) any agreement, document or instrument to which New REIT or any of its assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on New REIT, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a New REIT Material Adverse Effect.

Section 3.5                                      Validity of New REIT Shares.  New REIT Shares to be issued pursuant to this Agreement will have been duly authorized by New REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the by New REIT.

Section 3.6                                      New REIT Charter.  Attached as Exhibit B hereto is a true and correct copy in all material respects of the New REIT Charter that will be in effect as of the Closing.

Section 3.7                                      Limited Activities.  Except for activities in connection with the IPO, the Consolidation Transactions or in the ordinary course of business, New REIT has not engaged in any material business or incurred any material obligations.

Section 3.8                                      Litigation.  There is no action, suit or proceeding pending or, to the Knowledge of New REIT, threatened against New REIT, that challenge or would reasonably be expected to impair the ability of New REIT to execute or deliver, or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

Except as set forth in the Registration Statement, the General Partner hereby represents and warrants to the New REIT as follows:

Section 4.1                                      Organization; Authority.  The General Partner has been duly formed and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and the other Consolidation Transaction Documentation to which it is a party.

Section 4.2                                      Due Authorization.  The execution, delivery and performance of this Agreement and the other Consolidation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the General Partner pursuant to this Agreement or the other Consolidation Transaction Documentation) by the General Partner will have been duly and validly authorized by all necessary actions required of the General Partner prior to the Closing.  This Agreement, the other Consolidation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the General Partner pursuant to this Agreement or the other Consolidation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3                                      Consents and Approvals.  Except for the filing of the Certificates of Merger in accordance with Section 1.2 hereof or in connection with the IPO and the consummation of the other Consolidation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the General Partner in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to materially affect the General Partner’s ability to perform its obligations hereunder.

Section 4.4                                      No Violation.  None of the execution, delivery or performance of this Agreement, the other Consolidation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the General Partner’s Organizational Documents or (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the General Partner, except for, in each case, as would not reasonably be expected to materially affect the General Partner’s ability to perform its obligations hereunder.

Section 4.5                                      Litigation.  There is no action, suit or proceeding pending or, to the Knowledge of the General Partner, threatened against the General Partner, that challenge or would reasonably be expected to impair the ability of the General Partner to execute or deliver, or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Except as set forth in the Registration Statement or the Schedules hereto, the Funds hereby jointly and severally represent and warrant to the New REIT as follows:

Section 5.1                                      Organization; Authority.  The Funds have been duly organized and are validly existing and in good standing under the Laws of the State of Delaware and have all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Consolidation Transaction Documentation to which such Fund is a party (including any agreement, document and instrument executed and delivered by or on behalf of such Fund pursuant to this Agreement or the other Consolidation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any Property owned, leased or operated by it and to carry on its business as presently conducted.  The Funds, to the extent required under applicable Laws, are qualified to do business and are in good standing in each jurisdiction in which the nature of such Fund’s business or the character of a Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.2                                      Subsidiaries.  Schedule 5.2 sets forth as of the date hereof: (a) each Subsidiary of each Fund (each, a “Fund Subsidiary”), (b) the ownership interest therein of each Fund, (c) if not wholly owned by the Funds, the identity and ownership interest of each of the other owners of such Subsidiary, and (d) each property owned or leased pursuant to a ground lease by the Funds or a Fund Subsidiary (each a “Property”).  Each Fund Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its Property and to carry on its business as presently conducted.  Each Fund Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.3                                      Due Authorization.  The execution, delivery and performance by the Funds of this Agreement and the other Consolidation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the Funds pursuant to this Agreement or the other Consolidation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the Funds. This Agreement, the other Consolidation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Funds pursuant to this Agreement or the other Consolidation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Funds, each enforceable against the Funds in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 5.4                                      Capitalization.  Schedule 5.4 sets forth as of the date hereof the ownership of the Funds. All of the issued and outstanding equity interests of the Funds and each of the Fund Subsidiaries are duly authorized and validly issued; and, to the Knowledge of the Funds, are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of either Fund or any contract to which either Fund is a party or otherwise bound, except for such preemptive rights or appraisal, dissenters’ or other similar rights as would not prevent the Primary Mergers. As of the Closing, there will be no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in the Funds or the Fund Subsidiaries.

Section 5.5                                      Consents and Approvals.  Except as set forth on Schedule 5.5 and except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Funds or the Fund Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Consolidation Transaction Documentation to which the Funds or the Fund Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.6                                      No Violation.  None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement or the transactions contemplated hereby or thereby will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Funds or the Fund Subsidiaries or (b) except as set forth on Schedule 5.5, any agreement, document or instrument to which the Funds or the Fund Subsidiaries or any of their respective assets or properties are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Funds or the Fund Subsidiaries, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.7                                      Licenses and Permits.  To the Knowledge of the Funds, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Consolidation Transaction Documentation) are assignable to the New REIT, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. To the Knowledge of the Funds, neither Fund, nor any Fund Subsidiary, nor any third party, has taken any action that (or failed to take any action, the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.8                                      Compliance with Laws.  To the Knowledge of the Funds, the Funds and the Fund Subsidiaries have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Neither the Funds nor the Fund Subsidiaries have been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.9                                      Properties.

(a)                                  The Fund or a Fund Subsidiary is the insured under a policy of title insurance as the owner of, and, to the Knowledge of the Funds, the Funds or a Fund Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate or tenancy-in-common estate), together with all easements and other appurtenances necessary for the use and operation of the Property, to each Property set forth on Schedule 5.9(a), in each case free and clear of all Liens except for Permitted Liens.

(b)                                 Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, to the Knowledge of the Funds, (i) neither Fund, nor any Fund Subsidiary, nor any other party to any material agreement, including any mortgage, deed of trust, ground lease, and tenancy-in-common agreements, affecting any Property (other than a Hotel Lease (as hereinafter defined)), is in breach or default of any such agreement, (ii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of a Fund or any Fund Subsidiary, except for Permitted Liens, and (iii) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (other than Hotel Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c)                                  To the Knowledge of the Funds, as presently operated, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties (including parking lots and garages) is in violation of any applicable federal, state or local building code, fire, health and safety code, zoning ordinance or other “land use” Law, including the Americans With Disabilities Act of 1990 (43 U.S.C.A. §§ 12-101 et. seq.), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

(d)                                 Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, to the Knowledge of the Funds, (i) each of the leases (and all amendments thereto or modifications thereof) between the Fund Subsidiaries relating to the operation of the improvements on each Property (collectively, the “Hotel Leases”) is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, (ii)  neither Fund, nor any Fund Subsidiary, nor any other party to any Hotel Lease, is in breach or default of any Hotel Lease, and (iii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Hotel Lease or would permit termination, modification or acceleration under such Hotel Lease.

Section 5.10                                Insurance.  The Funds or the Fund Subsidiaries have in place the public liability, casualty and other insurance coverage with respect to each Property as required under the Hotel Leases, Franchise Agreements and all other agreements related to the use and operation of each Property, including flood insurance where applicable, and as the Funds reasonably deem necessary.  Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the Knowledge of the Funds, neither Fund nor the Fund Subsidiaries have received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 5.11                                Environmental Matters.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, to the Knowledge of the Funds, (a) the Funds and the Fund Subsidiaries are in compliance with all Environmental Laws, (b) neither Fund nor any Fund Subsidiary has received any written notice from any Governmental Authority or third party alleging that either Funds, any Fund Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (c) no hazardous substance has been released, buried, dumped, placed or disposed on, in or under, or is migrating onto any of the Properties that is not in accordance with all Environmental Laws or would require investigation or remediation under applicable Environmental Laws.  The representations and warranties contained in this Section 5.11 constitute the sole and exclusive representations and warranties made by the Funds concerning environmental matters.

Section 5.12                                Eminent Domain.  There is no existing or, to the Knowledge of the Funds, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.13                                Franchise Agreements; Management Agreements.  The franchise agreements set forth on Schedule 5.13(a) (the “Franchise Agreements”) are the only hotel franchise agreements in effect for any Property.  The property management agreements set forth on Schedule 5.13(b) (the “Property Management Agreements”) are the only property management agreements in effect for any Property.  To Knowledge of the Funds, no party to any Franchise Agreement or any Property Management Agreement is in breach or default of any such agreement, except for such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.14                                Taxes.

(a)                                  The Funds and each Fund Subsidiary have timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it.  No income or material non-income Tax returns filed by the Funds or the Fund Subsidiaries are the subject of a pending or ongoing audit.  Except as would not have a Fund Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against the Funds or the Fund Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Each Fund is and has always been treated as a partnership for federal income tax purposes.

(b)                                 Each of the Main Subsidiary REIT and the Parallel Subsidiary REIT (i)  for the taxable years commencing with its taxable year ended December 31, 2006 through its taxable year ended December 31, 2010 was subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Sections 856-860 of the Code and has satisfied all requirements to qualify as a REIT for such years, and (ii) has operated since December 31, 2010 to the date hereof, and intends to continue to operate until the Closing, in such a manner as would permit it to continue to qualify as a REIT for the taxable year of this Agreement.

Section 5.15                                Litigation.  Except for actions, suits or proceedings covered by policies of insurance (other than with respect to a deductible or self-insured retention), there is no action, suit or proceeding pending or, to the Knowledge of the Funds, threatened against either Fund or any Fund Subsidiary which, if adversely determined, would reasonably be expected to have a Fund Material Adverse Effect.  There is no action, suit, or proceeding pending or, to the Knowledge of the Funds, threatened against either Fund or any Fund Subsidiary which challenges or impairs the ability of the Funds to execute or deliver, or materially perform their obligations under this Agreement or the other Consolidation Transaction Documentation or to consummate the transactions hereby or thereby, except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 5.16                                No Insolvency Proceedings.  No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to either Fund or any Fund Subsidiary.

ARTICLE 6.
NATURE OF REPRESENTATIONS AND WARRANTIES.

Section 6.1                                      No Implied Representations or Warranties.

(a)                                  Other than the representations and warranties expressly set forth in Article 3, New REIT is not making, and is expressly disclaiming, all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

(b)                                 Other than the representations and warranties expressly set forth in Article 4, the General Partner is not making, and is expressly disclaiming, all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

(c)                                  Other than the representations and warranties expressly set forth in Article 5, the Funds are not making, and are expressly disclaiming, all other representations and warranties in connection with this Agreement or the transactions contemplated hereby.

Section 6.2                                      Survival of Representations and Warranties.  The representations and warranties set forth in (a) Articles 3 and 4 shall terminate immediately upon the Closing and (b) Article 5 shall terminate on the first anniversary of the Closing.

ARTICLE 7.
COVENANTS

Section 7.1                                      Affirmative Covenants.  From the date hereof through the Closing Date, and except in connection with the Consolidation Transactions, the Funds shall use commercially reasonable efforts to preserve intact their and the Fund Subsidiaries’ current business organizations and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In connection with the foregoing, the Funds shall, and shall cause each of the Fund Subsidiaries to, unless required by Law or necessary (a) to preserve either of the Old REITs’ status as a REIT, or (b) to qualify or preserve the status of any other Fund Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event the applicable Old REIT or the applicable other Fund Subsidiary shall not fail to make such election in a timely manner), neither (x) make or rescind any express or deemed election relative to Taxes, nor (y) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its income Tax returns that have been filed for prior taxable years.

Section 7.2                                      Negative Covenants of the Funds.  From the date hereof through the Closing Date, and except in connection with the Consolidation Transactions, the Funds shall not, nor shall they permit any Fund Subsidiary to, in each case without the prior written consent of New REIT:

(a)                                  (i) declare, set aside or pay any distributions in respect of any of the Interests, other than (x) distributions at the stated dividend or distribution rates with respect to the Preferred Units and (y) distributions required for the Main Subsidiary REIT and the Parallel Subsidiary REIT to maintain status as a REIT under the Code, to avoid the incurrence of any taxes under Section 857 of the Code and to avoid the imposition of any excise taxes under Section 4981 of the Code, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Interests or make any other changes to the equity capital structure of either Fund or any Fund Subsidiary, or (iii) purchase, redeem or otherwise acquire any Interests or equity ownership interests of any of the Fund Subsidiaries;

(b)                                 issue, deliver, sell, pledge or otherwise encumber any equity interests in any of the Fund Subsidiaries;

(c)                                  amend its Organizational Documents;

(d)                                 adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(e)                                  materially alter the manner of keeping the Funds’ or the Fund Subsidiaries’ books, accounts or records or the accounting practices therein reflected; or

(f)                                    authorize, commit or agree to take any of the foregoing actions.

Section 7.3                                      Commercially Reasonable Efforts.  New REIT, the General Partner and each Fund shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

ARTICLE 8.
ADDITIONAL AGREEMENTS

Section 8.1                                      Tax Matters.

(a)                                  New REIT shall on its first federal income Tax return elect to be taxed as a REIT for federal income tax purposes effective for its short taxable year commencing with the effective date of its election to be taxed as a corporation for federal income tax purposes and ending on December 31, 2011.

(b)                                 Each Fund shall and, where applicable, the Funds shall cause the Fund Subsidiaries to, timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to such Person on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(c)                                  New REIT shall prepare or cause to be prepared and file or cause to be filed all Tax returns of each Fund and each Fund Subsidiary that are due after the Closing Date.  All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(d)                                 New REIT and each Fund will each use its reasonable best efforts to cause the Primary Fund Mergers and the Secondary Mergers to qualify, and will use its reasonable best efforts not to, and not to permit or cause any of their respective Subsidiaries to, take any action that could reasonably be expected to prevent or impede the Primary Fund Mergers and the Secondary Fund Mergers from qualifying as a reorganization of each of the Old REITs within the meaning of Section 368 of the Code, coupled with a liquidation of each of the Aggregate Funds for federal income tax purposes.

(e)                                  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, New REIT, each Fund and each Old REIT shall report the Primary Fund Mergers and the Secondary Mergers as a “reorganization” of each of the Old REITs within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes, coupled with a liquidation of each of the Funds for federal income tax purposes.

(f)                                    Following the Primary Fund Mergers and Secondary Mergers, New REIT will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.

Section 8.2                                      Withholding Certificate.  Prior to Closing, each Fund shall deliver to New REIT such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to New REIT (including any relevant forms or certificates provided to the Funds by the holders of Interests),certifying that the payment of consideration in respect of such Fund pursuant to the Primary Fund Mergers is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

ARTICLE 9.
CONDITIONS TO CLOSING

Section 9.1                                      Conditions to New REIT’s and the Funds’ Obligations to Close.  The obligations of New REIT and the Funds to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by New REIT or the Funds, respectively, in their respective sole discretion):

(a)                                  No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Authority that prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding seeking such an order shall be pending or threatened;

(b)                                 Each of the consents identified on Schedule 9.1(b) shall have been obtained and shall be in full force and effect;

(c)                                  The Registration Statement shall have become effective under the Securities Act, and shall not be the subject of any stop order or other action, suit or proceeding by the Securities and Exchange Commission (“SEC”);

(d)                                 Other than consummation of the transactions contemplated hereby, all conditions precedent to (i) the closing of the IPO; (ii) the closing of the other Primary Mergers and (iii) the closing of the Secondary Mergers shall have been satisfied or irrevocably and unconditionally waived;

(e)                                  New REIT shall have received (i) an opinion of Hogan Lovells US LLP or other counsel reasonably satisfactory to New REIT, dated as of the Closing Date, to the effect that, commencing with their taxable years ended December 31, 2006, (A) each of the Old REITs has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (B) each of the Funds has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations), and (ii) an opinion of Hogan Lovells US LLP or other counsel reasonably satisfactory to New REIT, dated as of the Closing Date, to the effect that New REIT has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and New REIT’s current organization and proposed method of operation (as described in representations provided by New REIT), giving effect to the Integrated Mergers, will enable it to meet the requirements for qualification and taxation as a REIT under the Code for the portion of its taxable year commencing at or about the time of Closing and ending December 31, 2011, and for future taxable years (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to the Funds described in clause (i) above); and

(f)                                    New REIT shall have received an opinion from Hogan Lovells US LLP or other counsel reasonably satisfactory to New REIT, dated as of the Closing Date, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that each of the Primary Fund Mergers and the Secondary Mergers should qualify as a reorganization under the provisions of Section 368(a) of the Code.

Section 9.2                                      Conditions to New REIT’s Obligation to Close.  The obligations of New REIT to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by New REIT, in its sole and absolute discretion):

(a)                                  There shall not have occurred between the date hereof and the Closing Date any Fund Material Adverse Effect or any Other Fund Material Adverse Effect;

(b)                                 Except as would not have a Fund Material Adverse Effect, the representations and warranties contained in Articles 4 and 5 shall be true and correct as of the Closing as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty must have been true and correct only as of that date); and

(c)                                  The obligations and covenants of the Funds and the General Partner contained in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects on or prior to the Closing Date.

Section 9.3                                      Conditions to the Funds’ Obligation to Close.  The obligations of the Funds to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing (unless waived in whole or in part by both Funds, in their respective sole and absolute discretion):

(a)                                  There shall not have occurred between the date hereof and the Closing Date any Other Fund Material Adverse Effect;

(b)                                 Except as would not be reasonably likely to have a New REIT Material Adverse Effect, the representations and warranties contained in Article 3 shall be true and correct as of the Closing as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty must have been true and correct only as of that date);

(c)                                  The obligations and covenants of New REIT contained in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects on or prior to the Closing Date; and

(d)                                 Effective at least one Business Day prior to the Closing, New REIT shall have filed with the Internal Revenue Service an election to be taxed as a corporation for federal income tax purposes.

ARTICLE 10.
INDEMNIFICATION

Section 10.1                                Indemnification.  From and after the Closing Date, New REIT and its directors, shareholders, officers, employees, partners, agents, representatives and Affiliates (each of which is a “New REIT Indemnified Party”) shall be entitled to recover from the Holdback Fund the amount of any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by any New REIT Indemnified Party in connection with or as a result of any breach of a representation or warranty contained in Article 5 or breach of a covenant of the Funds, in each case, contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered pursuant to this Agreement (each, an “Indemnity Claim”).

Section 10.2                                Claims.

(a)                                  At the time when a New REIT Indemnified Party learns of any Indemnity Claim, New REIT will promptly give written notice (a “Claim Notice”) to the General Partner; provided that the failure to so notify shall not prevent recovery under this Agreement, except to the extent that any potential defense to such claim shall have been prejudiced by such failure.  Each Claim Notice shall describe in reasonable detail the facts known to the applicable New REIT Indemnified Party giving rise to such Indemnity Claim.  New REIT shall deliver to the General Partner, promptly after any New REIT Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such New REIT Indemnified Party relating to any Indemnity Claim based on claims asserted by third parties (“Third Party Claim”); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that any potential defense to such claim shall have been prejudiced by such failure.  New REIT may, at its option, demand indemnity under this Article 10 as soon as an Indemnity Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as New REIT shall in good faith determine that such claim is not frivolous and that the New REIT Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(b)                                 The General Partner shall be entitled to elect to assume and control the defense of any Third Party Claim, through counsel chosen by the General Partner and reasonably acceptable to New REIT, if it gives written notice of its intention to do so to New REIT within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that New REIT may at all times participate in such defense at its own expense.  Without limiting the foregoing, if the General Partner exercises the right to undertake any such defense against a Third Party Claim, New REIT shall cooperate with the General Partner in such defense and make available to the General Partner, at the General Partner’s expense, all witnesses, pertinent records, materials and information in the possession of, or under the control of, any New REIT Indemnified Party relating thereto as is reasonably required by the General Partner.  No compromise or settlement of such Third Party Claim may be effected by either New REIT, on the one hand, or the General Partner, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against a New REIT Indemnified Party or against the Holdback Fund, (ii) each party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of New REIT or any of New REIT’s Affiliates. Notwithstanding the foregoing, if the compromise or settlement of such Third Party Claim could reasonably be expected to adversely affect the status of New REIT as a real investment trust within the meaning of Section 856 of the Code, then New REIT shall make such decision to compromise or settle the Third Party Claim without the need to obtain the other party’s consent.  All costs and expenses incurred by the General Partner pursuant to this Section 10.2(b) shall be reimbursed from the Holdback Fund in accordance with Section 10.9.

Section 10.3                                Payment of Indemnity Claims.  Upon resolution of any Indemnity Claim or portion of such a claim, or any claim of the General Partner arising under Section 10.9(c), each as evidenced by a written instruction of the General Partner, in which an officer of the General Partner certifies that the instruction has been approved by either (a) the General Partner or (b) a final, non-appealable order of a court of competent jurisdiction, New REIT shall release to itself from the Holdback Fund: (x) a number of Holdback Shares equal to the lesser of (i) the number of Holdback Shares remaining in the Holdback Fund at such time and (ii) the number of Holdback Shares resulting from dividing (A) the product of (1) the Holdback Share Allocation, multiplied by (2) the amount of such claim or portion of such claim as set forth in such instruction (the “Claim Amount”), by (B) the closing price of New REIT’s common shares on the day of the resolution of such claim pursuant to this Section 10.3, and (y) an amount of cash equal to the lesser of (i) the balance of the Holdback Cash remaining in the Holdback Fund at such time and (ii) the product of (A) (1) 100%, minus (2) the Holdback Share Allocation, multiplied by (B) the Claim Amount.  All Holdback Shares released pursuant to this Section 10.3 shall be cancelled as soon as practicable after such release.

Section 10.4                                Release of the Holdback Fund.

(a)                                  Within fifteen (15) days after the six-month anniversary of the Closing Date, the New REIT shall prepare a summary setting forth a list of outstanding Indemnity Claims (including any previously paid Indemnity Claims), together with a good faith estimate of the maximum value (expressed in dollars) of each such Indemnity Claim and the aggregate amount of such values that would be allocated against the Holdback Fund in accordance with Sections 10.2 and 10.3 if the actual amount of Losses subject to indemnification pursuant to this Article 10 were equal to such good faith estimate of the maximum value such Indemnity Clams.  As soon as reasonably practicable after the completion of such report:

(i)                                     if (A) (1) the aggregate number of Holdback Shares in the Holdback Fund at such time, minus (2) the aggregate number of Holdback Shares allocated to outstanding indemnity claims in accordance with the good faith estimate made pursuant to the immediately preceding sentence exceeds (B) the product of 50%, multiplied by the aggregate number of Holdback Shares initially deposited in the Holdback Fund pursuant to Section 1.9, then the New REIT shall release from the Holdback Fund the number of Holdback Shares equal to such excess, which such shares shall be distributed to each Participant according to such Participant’s pro rata interest in the Holdback Shares, based on the aggregate contributions of each Person pursuant to Section 1.9, rounded down to the nearest whole share; and

(ii)                                  if (A) (1) the aggregate amount of Holdback Cash at such time, minus (2) the aggregate value allocated against the Holdback Cash in accordance with the good faith estimate made pursuant to the immediately preceding sentence exceeds (B) 50%, multiplied by the aggregate amount of Holdback Cash initially deposited in the Holdback Fund pursuant to Section 1.9, then the New REIT shall release from the Holdback Fund the amount of Holdback Cash equal to such excess, which such cash shall be distributed to each Participant according to such Participant’s pro rata interest in the Holdback Cash, based on the aggregate contributions of each Person pursuant to Section 1.9.

(b)                                 Within ten (10) days after the Expiration Date, and at the end of each calendar quarter thereafter while any Holdback Shares or Holdback Cash remains in the Holdback Fund, New REIT shall prepare a summary setting forth a list of outstanding Indemnity Claims, together with a good faith estimate of the maximum value (expressed in dollars) of each such Indemnity Claim and the aggregate amount of such values that would be allocated against the Holdback Fund in accordance with Sections 10.2 and 10.3 if the actual amount of Losses subject to indemnification pursuant to this Article 10 were equal to such good faith estimate of the maximum value such Indemnity Clams.  As soon as reasonably practicable after the completion of such report, New REIT shall release to each Participant such Participant’s pro rata interest, based on the aggregate contributions of each Person pursuant to Section 1.9, of (i) the Holdback Shares, rounded down to the nearest whole share, and (ii) the Holdback Cash, in each case, in excess of the aggregate value allocated against the Holdback Shares and the Holdback Cash in accordance with the immediately preceding sentence.

(c)                                  New REIT will create a ledger setting forth the number of Holdback Shares and the amount of Holdback Cash contributed by each Participant, and New REIT will update such ledger upon the cancellation or release of any Holdback Shares or Holdback Cash pursuant to Sections 10.3 or 10.4.

Section 10.5                                Earnings.  All dividends and distributions made by the New REIT in respect of the Holdback Shares, whether in cash, additional New REIT Shares or other property, shall not be part of the Holdback Fund and, instead, shall be property of the Participants.  All such dividends and distributions  shall be distributed as soon as reasonably practicable by New REIT to the applicable Participants, pro rata according to the contributions of Holdback Shares of each applicable Participant to the Holdback Fund pursuant to Section 1.9.

Section 10.6                                Voting.  Each Participant shall have the right to vote all Holdback Shares contributed by such Participant to the Holdback Fund pursuant to Section 1.9 until such time as any such Holdback Shares are released and thereby forfeited and cancelled pursuant to Section 10.3.  New REIT will forward to each Participant all notices of meetings, proxy statements and reports to shareholders in respect of Holdback Shares of that Participant, and will either (i) vote the Holdback Shares held on such Participant’s behalf only in accordance with written instructions received from such Participant, or (ii) forward to such Participant a signed proxy (with power of substitution) enabling the Participant to vote such Holdback Shares.

Section 10.7                                Limitations on Liability.  The obligation of any party to indemnify the New REIT Indemnified Parties shall be subject to the following limitations:

(a)                                  Representations and warranties shall only survive as set forth in Section 6.2 hereof and covenants contained in this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved.  Any claim for indemnification not so asserted in writing by the Expiration Date, to the fullest extent permitted by applicable Law, may not thereafter be asserted and shall forever be waived.

(b)                                 The New REIT Indemnified Parties shall only be entitled to indemnification pursuant to this Article 10 to the extent all Losses exceed $1,000,000 in the aggregate.

(c)                                  No New REIT Indemnified Party may make a Indemnity Claim directly under this Agreement.  All Indemnity Claims shall be asserted by New REIT on behalf of the New REIT Indemnified Party.

(d)                                 The sole and exclusive remedy of the New REIT Indemnified Parties with respect to Indemnity Claims and any and all other claims arising out of this Agreement (other than those arising out of fraud) shall be recovery from the Holdback Fund in accordance with the terms of this Agreement.  Except as expressly contemplated by Sections 1.8 and 1.9 of this Agreement, no party to this Agreement, or any other Participant, shall be liable or obligated to make payments under this Agreement other than forfeiture, if any, of any portion of a Holdback Fund.

Section 10.8                                Characterization of Holdback Releases.  Any release from the Holdback Fund pursuant to this Article 10 shall constitute an adjustment of the Merger Consideration received by a Participant for Tax purposes and shall be treated as such by all parties on their Tax returns to the extent permitted by Law.

Section 10.9                                General Partner’s Power and Authority.

(a)                                  The General Partner has the exclusive power and authority to act for and on behalf of the Funds and all of the Participants after the Closing in connection with all indemnity matters arising under this Article 10.  The General Partner shall have the sole and exclusive authority to defend, settle or authorize claims against the Holdback Fund, and authorize the release of Holdback Shares and Holdback Cash pursuant to Sections 10.3 and 10.4.

(b)           For purposes of this Article 10, a decision, act, consent, election or instruction of the General Partner shall be deemed to be authorized if approved in writing by the General Partner, and New REIT and the New REIT Indemnified Parties may rely upon such decision, act, consent, election or instruction as provided in this Section 10.9 as being the decision, act, consent, election or instruction of the General Partner. New REIT and the New REIT Indemnified Parties, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any person for any acts done in accordance with such decision, act, consent, election or instruction.  The General Partner may from time to time by written notice to New REIT appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the General Partner.

(c)           The General Partner shall have no liability for any action taken in good faith pursuant to this Article X and shall be indemnified from the Holdback Fund (to the extent available) for all Losses arising out of action taken pursuant to Article X, except for its own gross negligence and actions taken by it in bad faith.

ARTICLE 11.
MISCELLANEOUS

Section 11.1           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

Section 11.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without regard to the choice of laws provisions thereof; provided, however, that any provisions of this Agreement that relate to the internal governance or affairs of the Funds shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to choice of laws provisions thereof.

Section 11.3           Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 11.4           Entire Agreement.  This Agreement and the exhibits and schedules hereto constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 11.5           Assignability.  This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this

Agreement may not be assigned (except by operation of Law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

Section 11.6           Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 11.7           Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, shareholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

Section 11.8           Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by New REIT to effect such replacement.  To the extent permitted by applicable Law, the parties waive any provision of applicable Law which renders any provision of this Agreement unenforceable in any respect.

Section 11.9           Interpretation.  This Agreement shall be read and construed in the English language.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  References herein to a party or other Person include their respective successors and assigns.  The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.  All references in this Agreement to “dollars” or “$” shall mean United States dollars.  With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Section 11.10         Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered after the close of business on a Business Day, on the next day that is a Business Day) when delivered by personal delivery or overnight courier, (ii) on the third Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by facsimile transmission or email transmission

(provided that such facsimile or email is followed by an original of such notice by mail or personal delivery as provided herein).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

If to New REIT:

RLJ Lodging Trust
3 Bethesda Metro Center — Suite 1000
Bethesda, Maryland 20814
Attention: Thomas J. Baltimore, Jr.
Facsimile: (301) 280-7787
Email: tbaltimore@rljhotels.com

If to the Funds:

RLJ Lodging Fund II, L.P.
RLJ Lodging Fund II (PF #1), L.P.
3 Bethesda Metro Center — Suite 1000
Bethesda, Maryland 20814
Attention: Thomas J. Baltimore, Jr.
Facsimile: (301) 280-7787
Email: tbaltimore@rljhotels.com

If to the General Partner:

RLJ Capital Partners II, LLC
3 Bethesda Metro Center — Suite 1000
Bethesda, Maryland 20814
Attention: Thomas J. Baltimore, Jr.
Facsimile: (301) 280-7787
Email: tbaltimore@rljhotels.com

Section 11.11         Equitable Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Maryland (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement.

Section 11.12         Enforcement Costs.  Should either party institute any action, suit or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action, suit or proceeding.  A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUNDS

RLJ Lodging Fund II, L.P., a Delaware limited partnership

	By:	RLJ Capital Partners II, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Its: President

RLJ Lodging Fund II (PF #1), L.P., a Delaware limited partnership

	By:	RLJ Capital Partners II, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Its: President

NEW REIT

RLJ Lodging Trust, a Maryland real estate investment trust

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Title: Chief Executive Officer

GENERAL PARTNER

RLJ Capital Partners II, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
Its: President

EXHIBIT A
TO
MERGER AGREEMENT

DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Funds” has the meaning set forth in the Recitals to this Agreement.

“Agreement” has the meaning set forth in the Introduction to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Maryland.

“Certificates of Merger” has the meaning set forth in Section 1.2 of this Agreement.

“Claim Amount” has the meaning set forth in Section 10.3 of this Agreement.

“Claim Notice” has the meaning set forth in Section 10.2(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

“Combined LP Share” means a percentage, where the numerator is the equity value attributable to all Limited Partner Interests in the aggregate, and the denominator is the aggregate equity value attributable to the Funds, the Other RLJ Funds and RLJ Development, as set forth on Schedule A-1.

“Confidential Consent Solicitation Statement” means the Confidential Consent Solicitation Statement of the Funds and the Other RLJ Funds, dated November 29, 2010, as modified, amended and supplemented by the Supplement, dated January 21, 2011.

“Consolidation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) and related documents and agreements pursuant to which the Funds, the Other RLJ Funds and RLJ Development and their respective Subsidiaries desire to conduct the Consolidation Transactions.

“Consolidation Transactions” means (i) the Primary Mergers; (ii) the Secondary Mergers and (iii) the merger of RLJ Lodging II Master, LLC, a Delaware limited liability company, and RLJ Real Estate III Master, LLC, a Delaware limited liability company, with and into RLJ Lodging Trust, L.P., a Delaware limited partnership of which the New REIT is the sole general partner.

“Cost Sharing Percentage” means, for each Fund, (i) the total asset value of the applicable Fund (i.e., the Main Fund), divided by (ii) the aggregate total asset value of all Aggregate Funds (i.e., Main Fund, Parallel Fund, Other Main Fund and Other Parallel Fund).

“Costs” has the meaning set forth in Section 1.8 of this Agreement.

“Distributable Equity Value” means (i) Gross Equity Value, minus (ii) Public Equity Value, minus (iii) an amount equal to all transaction costs incurred in connection with the Consolidation Transactions and the IPO.

“Effective Time” has the meaning set forth in Section 1.2 of this Agreement.

“Eligible Investor” means a Participant that, in the sole discretion of New REIT, (i) is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”), (ii) is acquiring the New REIT Shares in a transaction exempt from registration pursuant to Rule 506 of Regulation D and (iii) has properly completed and returned to New REIT the Investor Questionnaire attached as Exhibit B to the Confidential Consent Solicitation Statement.

“Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

“Expiration Date” has the meaning set forth in Section 10.7(a) of this Agreement.

“Franchise Agreements” has the meaning set forth in Section 5.13 of this Agreement.

“Fund Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Funds and all Fund Subsidiaries, taken together.

“Fund Subsidiary” has the meaning set forth in Section 5.2 of this Agreement.

“Funds” has the meaning set forth in the Introduction to this Agreement.

“General Partner” has the meaning set forth in the Introduction to this Agreement.

“General Partner Interest” means all of the outstanding general partner interests in the Funds.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“GP Share” means the relative equity value attributable to the General Partner Interests as compared to the aggregate equity value attributable to the Funds, the Other RLJ Funds and RLJ Development as set forth on Schedule A-1.

“Gross Equity Value” means the estimated gross equity value of New REIT (net of indebtedness expected to be outstanding on the consummation of the Consolidation Transactions and the IPO after application of the net proceeds of the IPO, and excluding any shares issued under New REIT’s proposed equity incentive plan to members of New REIT’s senior management and other eligible individuals concurrently with the closing of the IPO), as estimated by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO.

“Holdback Cash” has the meaning set forth in Section 1.9 of this Agreement.

“Holdback Fund” has the meaning set forth in Section 1.9 of this Agreement.

“Holdback Percentage” means the quotient, expressed as a percentage, obtained by dividing $25,000,000 by the Distributable Equity Value.

“Holdback Share Allocation” means a fraction, expressed as a percentage, (i) the numerator of which is the product of (A) the number of Holdback Shares initially retained by New REIT pursuant to Section 1.9(a), multiplied by (B) the IPO Price (such resulting product, the “Holdback Share Value”), and (ii) the denominator of which is the sum of (A) the Holdback Share Value, plus (B) the aggregate amount of Holdback Cash initially retained by New REIT pursuant to Section 1.9(b).

“Holdback Shares” has the meaning set forth in Section 1.9 of this Agreement.

“Hotel Lease” has the meaning set forth in Section 5.9(d) of this Agreement.

“Indemnity Claim” has the meaning set forth in Section 10.1 of this Agreement.

“Individual LP Share” means a Limited Partner’s pro rata equity interest in the Funds as set forth on Schedule A-2, to be delivered at signing; provided, however, that if capital contributions to Funds after the date hereof are made other than in accordance with the allocations set forth on Schedule A-2, the allocation set forth on such schedule shall be adjusted in accordance with the Funds’ Organizational Documents.

“Integrated Mergers” has the meaning set forth in the Recitals to this Agreement.

“Interests” means the General Partner Interests and the Limited Partner Interests.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Price” means the mid-point of the price range per New REIT Share, which mid-point and range will be determined by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO, and which will be set forth in a preliminary prospectus relating to the IPO that will be filed with the SEC.

“Knowledge” means, (i) with respect to a representation of New REIT, the current, actual knowledge of New REIT’s directors and officers, after reasonable due inquiry and (ii) with respect to the Funds or the General Partner, the current, actual knowledge of the General Partner’s officers, after reasonable due inquiry.

“Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Limited Partner Interests” means all of the outstanding limited partner interests in the Funds.

“Limited Partners” means the holders of the Limited Partner Interests immediately prior to the Consolidation Transactions.

“Losses” has the meaning set forth in Section 10.1 of this Agreement.

“Main Fund” has the meaning set forth in the Introduction to this Agreement.

“Main Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Maryland REIT Law” means Maryland REIT Law, as set forth in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

“Merger” has the meaning set forth in Section 1.1 of this Agreement.

“Merger Consideration” has the meaning set forth in Section 1.5(b) of this Agreement.

“New REIT” has the meaning set forth in the Introduction to this Agreement.

“New REIT Charter” has the meaning set forth in Section 1.4 of this Agreement.

“New REIT Indemnified Party” has the meaning set forth in Section 10.1 of this Agreement.

“New REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of New REIT and its Subsidiaries taken together.

“New REIT Share” has the meaning set forth in Section 1.5(b) of this Agreement.

“Old REIT” has the meaning set forth in the Recitals to this Agreement.

“Organizational Documents” means the certificate of formation, declaration of trust, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of each Fund or Fund Subsidiary, as applicable.

“Other Fund Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Other Main Fund and the Other Parallel Fund and all of their Subsidiaries, taken together.

“Other Main Fund” has the meaning set forth in the Recitals to this Agreement.

“Other Main Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Other Parallel Fund” has the meaning set forth in the Recitals to this Agreement.

“Other Parallel Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Other RLJ Funds” has the meaning set forth in the Recitals to this Agreement.

“Parallel Fund” has the meaning set forth in the Introduction to this Agreement.

“Parallel Subsidiary REIT” has the meaning set forth in the Recitals to this Agreement.

“Participants” means the holders of the Limited Partner Interests and the General Partner Interests immediately prior to the Consolidation Transactions.

“Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with U.S. generally accepted accounting principles; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Properties as of the Closing Date; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) any matters that would not have a Fund Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Preferred Units” means the 12.5% Class A Cumulative Redeemable Non-Voting Preferred Units issued by each of the Old REITs.

“Primary Fund Merger” has the meaning set forth in the Recitals to this Agreement.

“Primary Merger” has the meaning set forth in the Recitals to this Agreement.

“Property” has the meaning set forth in Section 5.2 of this Agreement.

“Property Management Agreements” has the meaning set forth in Section 5.13 of this Agreement.

“Public Equity Value” means the estimated equity value of the New REIT Shares issued by New REIT to the investors in the IPO (excluding any New REIT Shares issued or issuable under awards made by New REIT at the time of the IPO pursuant to New REIT’s equity incentive plan and any New REIT Shares issued to equity holders in the RLJ Entities as consideration in the Consolidation Transactions and before taking into account any expenses of the IPO or the Consolidation Transactions), as estimated by New REIT in consultation with the investment banking firms managing the IPO shortly prior to commencing marketing activities relating to the IPO.

“Registration Statement” has the meaning set forth in the introduction to Article 3 of this Agreement.

“REIT” has the meaning set forth in Section 5.14(b) of this Agreement.

“RLJ Development” has the meaning set forth in the Recitals to this Agreement.

“RLJ Entity” means a Fund, an Other RLJ Fund or RLJ Development, as applicable. As used herein, “RLJ Entities” refer to each RLJ Entity, collectively.

“RLJ Merger” has the meaning set forth in the Recitals to this Agreement.

“SEC” has the meaning set forth in Section 9.1(c) of this Agreement.

“Secondary Merger” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Surviving Entity” has the meaning set forth in Section 1.1 of this Agreement.

“Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

“Third Party Claim” has the meaning set forth in Section 10.2(a) of this Agreement.